Exhibit 99.1

Uranium Resources Expands and Extends Joint Venture with Cameco

  Extends exploration program two years to explore new acreage gained with lease option amendment
  Cameco has committed $4.3 million for 70% ownership interest
  Amended property lease contains 22,700 acres for exploration in South Texas

LEWISVILLE, Texas--(BUSINESS WIRE)--January 7, 2013--Uranium Resources, Inc. (NASDAQ: URRE) (URI) today announced the expansion and extension of its South Texas exploration agreement with Cameco Texas, Inc. (Cameco), a subsidiary of Power Resources, Inc., which is a subsidiary of Cameco Corporation (NYSE: CCJ). Additionally, the Company signed an amendment to its uranium mining lease option in Kenedy County, Texas for the Tecolote tract, approximately 22,700 net acres that will be a part of the exploration program.

“The amendment of our exploration joint venture into Tecolote is significant for many reasons,” stated Terence J. Cryan, Interim President and CEO of URI. “Cameco’s commitment to a 70% interest in the program with the addition of the new property underlies our belief of its stronger potential and our commitment to developing uranium in South Texas. We remain encouraged by the opportunities in the area and believe Tecolote will provide us a platform to grow our assets in South Texas and capitalize on our two processing plants in the region.”

Under the terms of the amended exploration agreement, both parties have agreed to extend the exploration agreement to a five-phase, five-year exploration program to include Tecolote. Cameco has committed $4.3 million to increase its interest to 70% in the expanded program. Cameco will fund and be the exploration operator for Phase III.

In addition to adding the 22,700 acres of Tecolote, the lease option amendment extended the original lease to 60 months with the election date to lease the acreage for production now being November 30, 2015. It requires a minimum exploration obligation of $1.0 million, or 100 exploration wells during Phase III. Phase IV and Phase V require $1.5 million, or 150 exploration wells, and $2.0 million, or 200 exploration wells, respectively. Investment or drilling in excess of the minimum requirement in any year counts toward the following year’s requirements.

Tecolote is located within the prolific South Texas uranium district which has been a major producer of uranium for half a century. Situated near uranium mining operations which produce from the Goliad Formation, the property also hosts several oil and gas fields and is bisected by a major depositional channel system. These provide the geologic, stratigraphic, and geochemical components for uranium deposition and water-saturated host sand with good rock permeability.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas. URI has over 206,600 acres of uranium mineral holdings and 152.9 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year. URI has an additional 1.3 million pounds of in-place mineralized uranium material in Texas and South Dakota. The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports.

URI’s strategy is to fully develop its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, and partner with larger mining companies that have undeveloped uranium assets or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s estimated mineralized uranium material, the attractive aspects of the Tecolote tract, the prospects of the exploration joint venture with Cameco and the strategy of the Company and significant growth potential for shareholders are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company’s ability to reach agreements with current royalty holders, weather conditions, operating conditions at the Company’s mining projects, government and tribal regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources Inc.
Mat Lueras, Vice President, Corporate Development, 505-269-8317
mlueras@uraniumresources.com